EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Super Rite Corporation
    Registration on Form S-4

We are aware that our report dated July 12, 1995 on our review of interim financial information of Super Rite Corporation for the thirteen-week period ended June 3, 1995 and included in the Super Rite Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in Super Rite Corporation's registration statement on Form S-4. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ COOPERS & LYBRAND L.L.P.

One South Market Square
Harrisburg, Pennsylvania
September 7, 1995